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                                                                     EXHIBIT 2.2

                            DATED AS OF MAY 29, 2007

                                     BETWEEN

                           GATX FINANCIAL CORPORATION
                                    as Seller

                                       and

                       MACQUARIE AIRCRAFT LEASING LIMITED
                                    as Buyer

                        RELATING TO THE SALE AND PURCHASE

                                       of

                              THE GATX AIR BUSINESS

                                   ----------

                         SEVENTH SUPPLEMENTAL AGREEMENT

                                   ----------

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SEVENTH SUPPLEMENTAL AGREEMENT dated as of May 29, 2007 between GATX Financial
Corporation, a Delaware corporation ("SELLER"), and Macquarie Aircraft Leasing Limited, a company incorporated under the laws of the Republic of Ireland ("BUYER").

WITNESSETH:

WHEREAS, Seller and Buyer entered into the Sale and Purchase Agreement.

WHEREAS, Seller and Buyer entered into the First Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, the Fourth Supplemental Agreement, the Fifth Supplemental Agreement and the Sixth Supplemental Agreement amending the Sale and Purchase Agreement and agreeing certain additional matters.

WHEREAS, Seller and Buyer wish to make certain further amendments to the Sale and Purchase Agreement and supplement certain of the agreements set forth in the Sale and Purchase Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

1    DEFINITIONS

1.1  Definitions

     As used in this Seventh Supplemental Agreement (including the recitals hereto) and save as otherwise defined herein, terms defined in the Sale and Purchase Agreement shall bear the same respective meanings ascribed to them in the Sale and Purchase Agreement and:

     "FIRST SUPPLEMENTAL AGREEMENT" means the Supplemental Agreement dated as of November 30, 2006 between Seller and Buyer amending and supplementing the Sale and Purchase Agreement;

     "SECOND SUPPLEMENTAL AGREEMENT" means the Supplemental Agreement dated as of January 17, 2007 between Seller and Buyer amending and supplementing the Sale and Purchase Agreement;

     "THIRD SUPPLEMENTAL AGREEMENT" means the Supplemental Agreement dated as of January 29, 2007 between Seller and Buyer amending and supplementing the Sale and Purchase Agreement;

     "FOURTH SUPPLEMENTAL AGREEMENT" means the Supplemental Agreement dated as of January 31, 2007 between Seller and Buyer amending and supplementing the Sale and Purchase Agreement;

     "FIFTH SUPPLEMENTAL AGREEMENT" means the Supplemental Agreement dated as of February 6, 2007 between Seller and Buyer amending and supplementing the Sale and Purchase Agreement;

     "SIXTH SUPPLEMENTAL AGREEMENT" means the Supplemental Agreement dated as of May 16, 2007 between Seller and Buyer amending and supplementing the Sale and Purchase Agreement;

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     "OMNIBUS AGREEMENTS" means together the Omnibus Agreements each dated 14
     March 2007 between Seller, Buyer and certain other persons in relation to certain of the Ex-Im 2001 Financing Documents in respect of the Aircraft with manufacturer's serial number 28829 or the Aircraft with manufacturer's serial number 30567, as the case may be; and

     "SALE AND PURCHASE AGREEMENT" means the Sale and Purchase Agreement dated as of September 28, 2006 between Seller and Buyer.

1.2  Other Definitional and Interpretative Provisions

     Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the Sale and Purchase Agreement. Clause 1.2 of the Sale and Purchase Agreement is hereby deemed to be incorporated herein as if all references therein to "this Agreement" were references to this Seventh Supplemental Agreement.

2.   AMENDMENTS

     The Sale and Purchase Agreement is amended as follows:

2.1 The introductory clause of Clause 2.2 is hereby amended and restated to read in its entirety as follows:

     "Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (or, (i) with respect to any Material Contract related to any Deferred Partnership Asset Owning Entity, the relevant Deferred Date or (ii) with respect to any other Additional Assets, such other date as Buyer and Seller may agree), Seller shall, or shall cause an Other Selling Party to, sell, assign, convey, transfer and deliver to Buyer or, if so requested by Buyer, to an Affiliate of Buyer reasonably acceptable to Seller, and Buyer shall, or shall cause the relevant Affiliate of Buyer as aforesaid to, purchase, acquire, accept and assume, all of the right, title and interest of the applicable Selling Party in and to the following (collectively, the "ADDITIONAL ASSETS"), as such Additional Assets exist on the Closing Date (or the relevant Deferred Date or other date as Buyer or Seller may agree, as the case may be):".

2.2 The introductory clause of Clause 2.5 is hereby amended and restated to read in its entirety as follows:

     "Upon the terms and subject to the conditions of this Agreement, Buyer agrees that it shall, or it shall cause its Affiliate to whom any Additional Assets related to any of the Liabilities described below are transferred pursuant to Clause 2.2 of this Agreement to, effective at the Closing (or such other dated as Buyer and Seller may agree) to assume from the Selling Parties and to satisfy and discharge when due the following specific Liabilities, other than the Retained Liabilities (the "ASSUMED LIABILITIES"):"

2.3  The following provision is hereby inserted as Clause 2.11:

     "2.11 Transfers to Affiliates

     Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that if and to the extent any Additional Assets are transferred to an Affiliate of Buyer (rather than to Buyer itself) pursuant to the terms of Clause 2.2 and/or an


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     Affiliate of Buyer (rather than Buyer itself) assumes any Assumed
     Liabilities pursuant to the terms of Clause 2.5, Buyer shall nonetheless remain directly obligated for all of its obligations hereunder, including with respect to such Additional Assets.".

2.4  Clause 6.5.1 is hereby amended as follows:

     Subject to Seller's receipt of the payment contemplated by the following sentence, Buyer and Seller agree that, in respect of that certain Focused Air Aircraft Airbus A320-200 aircraft bearing manufacturer's serial number 331 (the "Affected Aircraft"), the provisions of Clause 6.5.1 of the Sale and Purchase Agreement related to proceeds from the sale of the Affected Aircraft are no longer effective and Seller shall have no right to a payment in respect of the sale of the Affected Aircraft under said Clause
     6.5.1. As consideration for Seller waiving its right to any such payment, Buyer agrees that, concurrently with its purchase of the third-party interests in GATX/CL Air (the "Third-Party Interests"), Buyer shall pay Seller, by wire transfer of immediately available funds, an amount equal to
     (a) $2,828,228.40 minus (b) the aggregate amount of all rental proceeds paid by Buyer to Seller pursuant to Clause 6.5.1 of the Sale and Purchase Agreement in respect of the Affected Aircraft between (and including) March 26, 2007 through (and including) the May 29, 2007) plus (c) the aggregate amount of all maintenance reserves and other payments made by Seller in respect of the Affected Aircraft between (and including) March 26, 2007 through (and including) the May 29, 2007) plus (d) interest accrued at 7% per annum from time to time on the amount equal to (a) minus (b) plus (c) from March 26, 2007 until the date Buyer pays such amount. Although Buyer is purchasing the Third-Party Interests on an aggregate basis and, therefore, the Affected Aircraft has not been individually valued in connection therewith, Buyer hereby represents and warrants to Seller that the amount that Seller is receiving for its share of the Affected Aircraft is, in Buyer's reasonable opinion, reasonably equivalent to the amount that the other partners of GATX / CL Air could reasonably be expected to allocate to the Affected Aircraft in connection with their sale of the Third-Party Interests to Buyer. For the avoidance of doubt, it is understood and agreed that, notwithstanding the foregoing, Buyer shall continue to be obligated to pay Seller its portion of any incentive fees received by GATX/CL Air pursuant to the terms of Clause 6.5 of the Sale and Purchase Agreement.

2.5  The following provision is hereby added at the end of Clause 7.11:

     "It is the intention of Buyer and Seller that Seller's remarketing obligations under the A321 GTL Documents (the "Remarketing Obligations") be transferred to, and assumed by, Buyer. If a direct transfer of the Remarketing Obligations is not possible, then Buyer and Seller will in good faith determine an alternative structure (such as a subcontracting or similar arrangement) whereby Buyer performs the Remarketing Obligations on Seller's behalf. Regardless of the structure that is used, it is the intention of the parties that any benefits and liabilities associated with the Remarketing Obligations (including any payments received by Seller in connection with the Remarketing Obligations) be for the account of Buyer."


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3.   ADDITIONAL DESIGNATED CONTRACTS

     3.1 Each of Buyer and Seller agree that (i) the "Assigned Agreements" as defined in that certain Assignment and Assumption Agreement being entered into by Buyer and Seller on the date hereof and (ii) the following agreements (the agreements referred to in the foregoing clauses (i) and (ii) being the "Additional Designated Contracts") shall each be a "Designated Contract" for purposes of the Agreement:

          - Aircraft Maintenance and Modification Services Agreement dated January 26, 2006 between Seller and Southern California Aviation, LLC.

          - Licence entered into in September 17, 2003 between AMT-SYBEX (Software) Limited, as Licensor, and Seller, as Licensee.

          - Commercial SFE/BFE Proposal, dated May 24, 2006, between Seller and Honeywell International Inc.

          - Customer Services General Terms Agreement related to Boeing Aircraft dated 23 December 2002 between The Boeing Company and Seller (and related agreements)

     Each of Buyer and Seller agree that the amount owing by Seller to Buyer in connection with the working capital adjustment contemplated by Clause 6.1 hereof shall be reduced by $5,000 in order to reimburse Seller for certain out-of-pocket costs and expenses (including, without limitation, fees of outside counsel) incurred by Seller in connection with the transfer of the Additional Designated Contracts.

4.   CLAIMS AGAINST VARIG

     4.1 Each of Buyer and Seller acknowledge and agree that upon the execution of this Sixth Supplemental Agreement and without any further action on the part of any party, any claims in bankruptcy that Seller or any of its Affiliates (including G3AC) have against Viacao Aerea Rio Grandense, S.A. (VARIG) with respect to an unpaid loan (balance $735,687), unpaid reserves (balance $966,327.69), return condition claims ($7,800,000) and/or unpaid rent (balance $810,000) (collectively, "Varig Claims") shall transfer to Buyer. Buyer shall promptly disburse to Seller 50% of any amounts (a) recovered by Buyer with respect to any Varig Claims or (b) received by Buyer from any sale of any Varig Claims, in each case net of expenses incurred by Buyer in connection with obtaining such recoveries or making such sales. Notwithstanding the foregoing, it is understood and agreed that Buyer shall have no obligation to take any actions with respect to or otherwise pursue any Varig Claims. If Buyer does pursue any Varig Claims, Seller shall provide Buyer with access to any documents in Seller's possession that Buyer may reasonably request in connection therewith.

5.   TAX LEASES

     For the avoidance of doubt and without limiting the provisions of Clauses
7.11 and 7.12, Buyer shall continue to use its reasonable best efforts to obtain the release of Seller from the guarantees referenced in Clauses 7.11 and 7.12.

6.   WORKING CAPITAL ADJUSTMENT

     6.1 Buyer and Seller hereby agree that attached as Exhibit A to this Seventh Supplement Agreement is a document setting forth the Closing Working Capital as agreed upon


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by Buyer and Seller (the "Final Closing Working Capital"). Notwithstanding the
previous sentence, each of Buyer and Seller acknowledge and agree that they have not yet reached agreement on the treatment of the following two items for purposes of the calculation of the Final Closing Working Capital: (x) a payment in the amount of $343,535.67 received by Seller on November 28, 2006 and (y) a transposition error in the amount of $4,000 on a Vueling Payment (collectively, the "Disputed Items"). Each of Buyer and Seller acknowledge and agree that they shall work in good faith to reach agreement with respect to the Disputed Items as soon as reasonably practicable after the date hereof. In accordance with the terms the Sale and Purchase Agreement and based on the calculation of the Final Closing Working Capital (as modified by the resolution of the Disputed Items if applicable), Buyer and Seller further hereby agree that Seller shall, promptly after the resolution of the Disputed Items, pay to Buyer an amount ranging from $1,169,416.82 or $881,821.15 (depending on the resolution of the Disputed Items) plus interest thereon as determined in accordance with Clause 2.8 of the Sale and Purchase Agreement (the "Working Capital Settlement Amount"). Each of Buyer and Seller hereby acknowledge and agree that the payment of the Working Capital Settlement Amount by Seller to Buyer represents the final settlement of any claims among the parties with respect to the Working Capital of the Business (whether pursuant to the Sale and Purchase Agreement or otherwise) and, effective upon payment by Seller to Buyer of the agreed Working Capital Settlement Amount, each of Buyer and Seller (on behalf of themselves and their respective Affiliates) hereby fully and unconditionally releases the other party (and such other party's respective Affiliates) from any such claims.

7.   SUPPLEMENTAL AGREEMENTS

     7.1 In the event of any inconsistency between the terms of either of the Omnibus Agreements or any of the Assignment and Assumption Agreements or other conveyance documents delivered at the Closing, the Deferred Closing or at any other time in connection with the Sale and Purchase Agreement, on the one hand, and the Sale and Purchase Agreement, on the other hand, with respect to the respective rights and obligations of Seller and Buyer as against the other, the terms of the Sale and Purchase Agreement shall prevail.

8.   MISCELLANEOUS

     8.1 The provisions of Clauses 13.1, 13.2, 13.3, 13.4, 13.5, 13.6, 13.8 and
13.10 are hereby deemed to be incorporated herein as if all references therein to "this Agreement" were references to this Seventh Supplemental Agreement.

     8.2 References to "this Agreement" in the Sale and Purchase Agreement are deemed to be references to the Sale and Purchase Agreement as amended by this Seventh Supplemental Agreement.


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IN WITNESS WHEREOF, the parties to this Seventh Supplemental Agreement have caused this Seventh Supplemental Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Seller

GATX FINANCIAL CORPORATION


By:
    ---------------------------------
Name: Robert C. Lyons
Title: Vice President and Chief Financial Officer


Buyer

MACQUARIE AIRCRAFT LEASING LIMITED


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


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